Exhibit 99.2

Warner Chilcott Public Limited Company

PRO FORMA FINANCIAL STATEMENT INFORMATION

(Unaudited)

The unaudited Pro Forma Condensed Consolidated Balance Sheet information as of June 30, 2009 set forth below has been presented after giving effect to the termination of the exclusive product licensing rights in the United States to LEO’s topical psoriasis treatments Taclonex®, Taclonex Scalp®, Dovonex®, as well as the rights to all products in LEO’s development pipeline, and the acquisition of all inventories of such products (together, the “Transaction”), as if it had occurred on June 30, 2009. The unaudited Pro Forma Condensed Consolidated Statement of Operations gives effect to the Transaction as if it occurred at the beginning of the fiscal periods presented. The Pro Forma information is based on the historical financial statements of Warner Chilcott plc (the “Company”) after giving effect to the Transaction and the assumptions and adjustments in the accompanying notes to the unaudited Pro Forma Condensed Consolidated Financial Statements and are not necessarily indicative of the financial position or results of operations of the Company that would have actually occurred had the Transaction been in effect as of June 30, 2009 or as of the beginning of the interim and annual periods presented. In addition, it should be noted that the Company’s historical financial statements will reflect the Transaction only from September 23, 2009, the effective date of the Transaction. The unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared on the basis of preliminary estimates. The unaudited Pro Forma financial information should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2009, and the Company’s annual report on Form 10-K, as amended, for the year ended December 31, 2008, including the notes thereto.

Warner Chilcott Public Limited Company

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2009

(in thousands)

(Unaudited)

	Historical Warner Chilcott	Divestiture	Warner Chilcott Post Divestiture
ASSETS
Current assets
Cash and cash equivalents	138,190	500,355	638,545
Accounts receivable, net	98,428	(6,963)	91,465
Inventories, net	61,728	(31,234)	30,494
Prepaid income taxes	6,133	2,218	8,351
Prepaid expenses and other current assets	80,365	(3,367)	76,998

Total current assets	384,844	461,009	845,853

Other assets
Property, plant and equipment, net	77,725	—	77,725
Intangible assets, net	885,613	(225,440)	660,173
Goodwill	1,250,324	(248,755)	1,001,569
Other non-current assets	17,603	(7,381)	10,222

Total assets	2,616,109	(20,567)	2,595,542

LIABILITIES
Current liabilities
Accounts payable	26,140	—	26,140
Accrued expenses and other current liabilities	165,415	12,457	177,872
Current portion of long-term debt	4,935	(4,935)	—

Total current liabilities	196,490	7,522	204,012

Other liabilities
Long-term debt, excluding current portion	854,895	(474,895)	380,000
Other non-current liabilities	103,830	(1,146)	102,684

Total liabilities	1,155,215	(468,519)	686,696

Commitments and contingencies	—	—	—

SHAREHOLDERS’ EQUITY
Class A common stock, par value $0.01 per share; 500,000,000 shares authorized; 251,823,414 shares issued and 251,311,136 shares outstanding	2,513		2,513
Additional paid-in capital	2,061,478		2,061,478
Accumulated deficit	(590,477)	447,952	(142,525)
Treasury stock, at cost (512,278 shares)	(6,352)		(6,352)
Accumulated other comprehensive (loss)	(6,268)		(6,268)

Total shareholders’ equity	1,460,894	447,952	1,908,846

Total liabilities and shareholders’ equity	2,616,109	(20,567)	2,595,542

Warner Chilcott Public Limited Company

Condensed Consolidated Statement of Operations

(in thousands)

(Unaudited)

	Six Months Ended June 30, 2009			Six Months Ended June 30, 2008			Year Ended December 31, 2008
	Historical Warner Chilcott	Divestiture	Warner Chilcott Post Divestiture	Historical Warner Chilcott	Divestiture	Warner Chilcott Post Divestiture	Historical Warner Chilcott	Divestiture	Warner Chilcott Post Divestiture
REVENUE
Net sales	484,589	(135,020)	349,569	453,336	(142,289)	311,047	918,992	(276,654)	642,338
Other revenue	12,216	—	12,216	10,363	—	10,363	19,133	—	19,133

Total revenue	496,805	(135,020)	361,785	463,699	(142,289)	321,410	938,125	(276,654)	661,471

COSTS, EXPENSES AND OTHER
Cost of sales (excludes amortization and impairment of intangible assets)	95,712	(52,819)	42,893	98,782	(54,483)	44,299	198,785	(101,194)	97,591
Selling, general and administrative	99,788	(5,492)	94,296	102,324	(6,055)	96,269	192,650	(11,120)	181,530
Research and development	35,817	(143)	35,674	24,726	(130)	24,596	49,956	(260)	49,696
Amortization of intangible assets	113,985	(10,739)	103,246	105,750	(8,843)	96,907	223,913	(19,574)	204,339
Impairment of intangible assets	—	—	—	—	—	—	163,316	—	163,316
Interest (income)	(79)	—	(79)	(795)	—	(795)	(1,293)	—	(1,293)
Interest expense	33,297	(15,854)	17,443	49,404	(31,503)	17,901	94,409	(58,501)	35,908

INCOME/(LOSS) BEFORE TAXES	118,285	(49,973)	68,312	83,508	(41,275)	42,233	16,389	(86,005)	(69,616)
Provision/(Benefit) for income taxes	18,926	(2,218)	16,708	16,282	(407)	15,875	24,746	(1,044)	23,702

NET INCOME/(LOSS)	99,359	(47,755)	51,604	67,226	(40,868)	26,358	(8,357)	(84,961)	(93,318)

The unaudited Pro Forma Condensed Consolidated Financial Statements presented above reflect the following pro forma adjustments:

(A) The Pro Forma adjustments in the unaudited Pro Forma Condensed Consolidated Balance Sheet reflect the following:

(i)	Removal of the assets and liabilities of the Dovonex® and Taclonex® products in connection with the Transaction, with the exception of certain liabilities that were retained with the Transaction, and giving effect to estimated income taxes payable on the gain on sale; and

(ii)	Receipt of $1 billion in proceeds, of which, $480 million was applied to retire amounts outstanding under, and terminate, the Company’s senior secured credit facility. Associated debt amortization fees were written off upon termination of the senior secured credit facility.

(B) The Pro Forma adjustments in the unaudited Pro Forma Condensed Consolidated Statements of Operations reflect the following:

(i)	Removal of the operating income and expenses associated with the Dovonex® and Taclonex® products for the periods presented;

(ii)	Allocation of interest cost and debt amortization fees as if the debt were not outstanding during the periods, based on debt that is to be repaid as a result of the Transaction; and

(iii)	An income tax adjustment as a result of the Transaction.

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